EXHIBIT 99.1

Analyst Contact:

Media Contact:

Jonathan Peisner

Julie Vincent

(317) 249-4390

(317) 249-4233

jpeisner@adesa.com	jvincent@adesa.com

ADESA, Inc. Names Ron Beaver as Executive Vice President and CIO

(CARMEL, Ind. February 23, 2006) - ADESA, Inc. (NYSE: KAR) announced today that it has appointed Ron Beaver to serve as executive vice president and chief information officer, effective March 15, 2006.

Beaver will be responsible for all information technology areas and strategies for the company, including e-Business and related activities for the teams in Indianapolis, Atlanta and Canada. He will report to David Gartzke, Chairman, President and CEO of ADESA, Inc.

“We are extremely pleased to welcome Ron, who comes to us with a wealth of executive-level strategic leadership experience, demonstrated business acumen and a solid record of accomplishments in both business and information technology,” said Gartzke. “Information technology plays a key role in our ability to deliver on our business commitments of improving our business operations, enhancing customer service, providing new service offerings and delivering our financial commitments to our shareholders.”

Gartzke added, “Our vision is to be the industry leader, based on growth and best-in-class service. We see technology as one of our most important business initiatives and an area where we know it’s important to continue to improve our capabilities to deliver on our customers’ needs.”

Beaver was formerly Vice President and CIO at Connecticut-based Otis Elevator, the world’s largest elevator company with $10 billion in sales. He joined Otis in 1990 and held the positions of Vice President of e-Business and Director of Sales Operations before becoming CIO. He has a Master’s degree in Business Administration from Pennsylvania State University and a Bachelor’s degree in Computer Science and Mathematics from Lock Haven University.

Ron and his wife, Sharon, and their children will be relocating to the Carmel, Indiana, area.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 53 ADESA used vehicle auction sites, 37 Impact salvage vehicle auction sites and 84 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.